Exhibit 10.2

CONSULTING AGREEMENT

Gold Rock Holdings, Inc. (GRHI), a Nevada corporation, desires to have services provided by Richard Kaiser, through his Company, YES INTERNATIONAL, LLC, a Virginia Limited Liability Corporation.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES.

Beginning on November 01, 2019, Richard Kaiser will provide the following services (collectively, the Services”): General Consulting for Management and provide executive office space.

2. PERFORMANCE OF SERVICES.

The manner in which the Services are to be performed and the specific hours to be worked by Richard Kaiser shall by Gold Rock Holdings, Inc. and Richard Kaiser to work as many hours as may be reasonably necessary to fulfill the obligations under this Agreement.  YES INTERNATIONAL, LLC, an entity controlled by Richard Kaiser will provide office space, phones and fax for the Company at no charge.

3. PAYMENT.

Gold Rock Holdings, Inc. will pay a fee to Richard Kaiser for the Services in the amount of $1,000.00 (One Thousand Dollars) per month.This fee shall be payable in a cash and/or restricted shares and/or S-8 registered shares.

4. NEW PROJECT APPROVAL.

Richard Kaiser and Gold Rock Holdings, Inc. recognize that Richard Kaiser’s Services will include working on various projects for GRHI.  Richard Kaiser shall obtain the approval of Gold Rock Holdings, Inc. prior to the commencement of a new project.

5. TERM/TERMINATION.

This Agreement is a 2-year agreement which shall terminate on October 31, 2021 at 5:00PM ET but can continue on a month-to-month bases per agreement by all parties with a 30-day notification prior to termination.

6. RELATIONSHIP OF PARTIES.

It is understood by the parties that Richard Kaiser is an independent contractor with respects to Gold Rock Holdings, Inc. and not an employee. GRHI will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Richard Kaiser.

7. INDEMNIFICATION.

Richard Kaiser and YES INTERNATIONAL, LLC agrees to indemnify and hold harmless Gold Rock Holdings, Inc. from all claims, losses, expenses, fees including attorney fees, costs, and Judgments that may be asserted against GRHI that result from the acts or omissions of Richard Kaiser, YES INTERNATIONAL’s employees, if any, and Richard Kaiser’s  / YES INTERNATIONAL’s agents.

8. RETURN OF RECORDS.

Upon termination of this Agreement, Richard Kaiser shall deliver all records, notes, data,memorandums, models, and equipment of any nature that are in Richard Kaiser’s possession or under Richard Kaiser’s control and that are GRHI’s property or relate to Gold Rock Holdings, Inc.’s business.

9. NOTICES.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Gold Rock Holdings, Inc.:

Merle Ferguson

Chairman

Gold Rock Holdings, Inc.

2020 General Booth Blvd Suite 230 Virginia Beach, Virginia 23454

IF for Richard Kaiser / YES INTERNATIONAL LLC:

Richard Kaiser

3419 Virginia Beach Blvd, Unit 252

Virginia Beach, VA 23452

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement(s) whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT.

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW.

 This Agreement shall be governed by the laws of the State of Virginia.

15. INTERRUPTION OF SERVICE.

Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a  period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

16. ASSIGNMENT.

Richard Kaiser  agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations  under this Agreement without the prior written consent of GRHI. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Gold Rock Holdings, Inc.  with, or its merger into, any other corporation, or the sale by Gold Rock Holdings, Inc. of all or substantially all of its properties or assets, or the assignment by   Gold Rock Holdings,  Inc. of this Ageement and the performance of  its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing,  this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

This Agreement shall be signed on behalf of Gold Rock Holdings, Inc. by Merle Ferguson, Chairman / CEO and on behalf of Richard Kaiser by Richard Kaiser, Principal, YES INTERNATIONAL LLC and effective as of the date first above written.

This Consulting Agreement is executed and agreed to by:

/s/ Merle Ferguson

____________________________

Merle Ferguson

Gold Rock Holdings, Inc.

Date: November 01, 2019

/s/ Richard Kaiser

________________________

Richard Kaiser

YES INTERNATIONAL, LLC.

Date: November 01, 2019